Exhibit 99.1



THE                                                                      NEWS
ESTEE                                                                Contact:
LAUDER                                                    INVESTOR RELATIONS:
COMPANIES INC.                                                DENNIS D'ANDREA
                                                               (212) 572-4384

767 Fifth Avenue                                              MEDIA RELATIONS:
New York, NY  10153                                              SALLY SUSMAN
(212) 572-4430

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FOR IMMEDIATE RELEASE:


              ESTEE LAUDER COMPANIES TO REPATRIATE FOREIGN EARNINGS


NEW YORK, NY, JULY 5, 2005 - The Estee Lauder Companies Inc. (NYSE: EL) announced today that it plans to repatriate approximately $690 million of foreign earnings in fiscal year 2006, which includes $500 million of extraordinary intercompany dividends under the provisions of the American Jobs Creation Act of 2004 (AJCA). This action will result in an aggregate tax charge of approximately $35 million in the Company's fiscal year ended June 30, 2005, which includes an incremental tax charge of approximately $28 million, or $.12 per diluted share. The repatriated funds will be reinvested in the U.S. under a domestic reinvestment plan in accordance with the provisions of the AJCA.

The forward-looking statements in this press release involve risks and uncertainties. Factors that could cause actual results to differ materially from those forward-looking statements include unexpected changes in the Company's needs for cash, changes in interest rates and changes in law.

The Estee Lauder Companies Inc. is one of the world's leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company's products are sold in over 130 countries and territories under well-recognized brand names, including Estee Lauder, Clinique, Aramis, Prescriptives, Origins, MoAoC, Bobbi Brown, Tommy Hilfiger, La Mer, Donna Karan, Aveda, Stila, Jo Malone, Bumble and bumble, Darphin, Michael Kors, Rodan + Fields, American Beauty, Flirt!, Good Skin(TM) and Donald Trump, The Fragrance.

An electronic version of this release can be found at the Company's Website, www.elcompanies.com.


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